Exhibit 10.22

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of January 15, 2021, by and between STIFEL BANK (“Bank”) and SILK ROAD MEDICAL, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 29, 2020, as amended from time to time (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the mutual benefits to be obtained by them, the parties agree as follows:

1.	Section 6.7 of the Agreement hereby is amended and restated in its entirety to read as follows:

“6.7Accounts. Borrower shall (i) no later than the Transition Period End Date, have deposited not less than Fifty-Five Million Dollars ($55,000,000) in accounts with Bank and at all times thereafter shall maintain and shall cause each of its Subsidiaries to maintain its primary domestic depository, operating, and investment accounts with Bank and (ii) no later than June 30, 2021 (or such later date with respect to any such banking service that prior to June 30, 2021 is not offered by Bank in a comparable form (as determined by Borrower in its business judgment)), endeavor to utilize and shall cause each of its Subsidiaries to endeavor to utilize Bank’s International Banking Division for any international banking services required by Borrower, including, but not limited to, foreign currency wires, hedges, swaps, lockbox, ACH disbursements, Autocash, FX Contracts, and Letters of Credit. Deposit and securities account control agreements shall not be required for Borrower's accounts at Wells Fargo so long as the amounts held in such accounts, in the aggregate, do not exceed One Million Dollars ($1,000,000); provided, that if such accounts are not closed by the Transition Period End Date, then Borrower shall execute Control Agreement(s) over all such accounts, in favor of Bank, by no later than February 28, 2021.”

2.	Section 6.8 of the Agreement hereby is amended and restated in its entirety to read as follows:

“6.8Financial Covenants.

(a) Minimum Cash and Cash Equivalents. Commencing on the Transition Period End Date, Borrower shall at all times maintain at least Twenty Million Dollars ($20,000,000) of unrestricted cash and Cash Equivalents at Bank or at Bank’s Affiliates and, if held at Bank’s Affiliates, subject to a Control Agreement in favor of Bank.

(b) Minimum Revenue. For any quarterly measuring period where Borrower’s unrestricted cash and Cash Equivalents at Bank or at Bank’s Affiliates and, if held at Bank’s Affiliates, subject to a Control Agreement in favor of Bank is (or, prior to January 15, 2021 unrestricted cash or Cash Equivalents at Bank or cash or Cash Equivalents otherwise subject to a Control Agreement in favor of Bank), for any day during the quarterly measuring period, less than Sixty Million Dollars ($60,000,000), Borrower shall achieve cumulative fiscal year consolidated revenue (measured in accordance with GAAP), tested quarterly as of the last day of such fiscal quarter, of not less than the following amounts with respect to the applicable measuring date:

Fiscal Quarter Period Ending	Minimum Cumulative Fiscal Year Consolidated Revenue
December 31, 2020	[***]
March 31, 2021	[***]
June 30, 2021	[***]
September 30, 2021	[***]
December 31, 2021	[***]

The required minimum cumulative fiscal year consolidated revenue covenant levels for the fiscal quarter measuring periods ending after December 31, 2021, shall be mutually agreed upon between Bank and Borrower; provided that such covenant levels, with respect to revenue for the cumulative fiscal year, shall be set to the greater of (a) ten percent (10%) year-over- year growth in comparison to the prior fiscal year or (b)

seventy-five percent (75%) of the annual operating budget and projections delivered by Borrower to Bank in accordance with Section 6.3(e) hereof (and deemed acceptable to Bank in its sole but reasonable discretion). The new covenant levels shall be documented in an amendment to this Agreement to be entered into on or prior to March 15 of each calendar year, beginning with the 2022 calendar year. Borrower’s failure to cooperate with the Bank to enter into the amendment to this Agreement to reset such covenant levels shall be an immediate Event of Default hereunder.”

3. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

4. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

5. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

6. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower; and

(b) all reasonable Bank Expenses incurred through the date of this Amendment, to the extent invoices therefor have been provided to Borrower at least one Business Day in advance of the effectiveness, which may be debited from any of Borrower's accounts.

7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

SILK ROAD MEDICAL, INC.

By:	/s/Lucas W. Buchanan
Name:	Lucas W. Buchanan
Title:	Chief Operating Officer and Chief Financial Officer

STIFEL BANK

By:	/s/John H. Phillips
Name:	John H. Phillips
Title:	Executive Vice President / Chief Lending Officer

[Signature Page to First Amendment to Loan and Security Agreement]